Exhibit 10.33

Certain identified information has been omitted from this exhibit because it is not material and of the type that the registrant treats as private or confidential.

[***] indicates that information has been omitted.

MASTER SERVICES AGREEMENT

between

SAMSUNG BIOLOGICS CO., LTD.

And

GREENLIGHT BIOSCIENCES, INC.

Certain identified information has been omitted from this exhibit because it is not material and of the type that the registrant treats as private or confidential.

[***] indicates that information has been omitted.

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “MSA”) is made and entered into as of the date of last signature below (the “Effective Date”) by and between Greenlight Biosciences, Inc., a Delaware corporation having its principal place of business at 200 Boston Avenue, Suite 1000, Medford, MA 02155 (“Client”), and Samsung Biologics Co., Ltd., a Korean corporation having its principal place of business at 300, Songdo bio-daero, Yeonsu-gu, Incheon, 21987, Republic of Korea (“SBL”). Client and SBL are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Client and SBL wish to enter into a business relationship whereby SBL will provide Client with certain services related to pharmaceutical development and/or manufacturing;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth and for other valuable consideration, the Parties agree as follows:

SECTION 1 DEFINITIONS

Each of the following capitalized terms as used in this MSA, whether in the singular or plural, shall have the respective meanings set forth below.

1.1

“Acceptance Procedure” means the review of the Batch Related Documents and any reasonably necessary test(s) of a Batch of Product which are performed to verify that the Product meets the Specifications and complies with Regulatory Authority requirements, which are conducted by Client before or after SBL’s release of a Batch of Product in accordance with the applicable PSA and QAG.

1.2	“Affected Party” means the Party affected by Force Majeure under Section 16.3.

1.3

“Affiliate” means any corporation, company, partnership or other entity which directly or indirectly, controls, is controlled by or is under common control with either Party hereto. A corporation or other entity shall be regarded as controlling another corporation or other entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the corporation or other entity, or if possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.

1.4

“Annual Service Fees” means the total Service Fees paid or payable by Client to SBL in a given calendar year (excluding costs of Raw Materials, SBL handling fees, and other expense or cost reimbursements) pursuant to a particular Product Specific Agreement.

1.5

“Applicable Laws” means any and all laws, rules, or regulations of any jurisdiction which are applicable to the Parties in carrying out activities described in this MSA or any PSAs that may be in effect from time to time.

1.6

“Assignment”, “Assigning”, or to “Assign” means a merger, change of control, sale of stock, inheritance of stock, transfer of all or substantially all of the assets, or transfer of all or substantially all rights to any Product.

1.7

“Background IP” means any Intellectual Property related to a Product and/or its use, or the Manufacture of such Product, in each case, which is owned and/or controlled by such Party prior to the Effective Date.

1.8	“Batch” means one lot of Bulk Drug Product.

1.9	“Batch Failure” means that all of a Batch is Non-Conforming Product as reasonably determined by the Core Team during Manufacture of a Batch and prior to SBL’s Batch release.

1.10

“Batch Record”, if not defined in the applicable QAG, means the document, proposed by SBL and approved by Client in writing, which defines the manufacturing methods, test methods, and other procedures, direction, and controls associated with the manufacture and testing of a Batch.

1.11	“Batch Related Documents” means Manufacturing Documentation in support of SBL’s release of a Product.

1.12	“Bulk Drug Product” means formulated Drug Substance, which is Drug Substance encapsulated in a delivery medium such as liquid nano particles.

1.13

“Certificate of Analysis”, if not defined in the applicable QAG, means a document prepared by SBL listing tests performed by SBL or an External Laboratory certifying that a particular Batch of Product meets the applicable Specifications, and the results of such tests.

1.14

“Certificate of Compliance” means a document prepared by SBL with respect to a particular Batch that verifies completion of all operations in accordance with the Batch Record and cGMP, if applicable and was processed in accordance with the QAG and Applicable Laws.

1.15	“Change” means any modification, alteration, adjustment, or correction to the Manufacturing Process, Services, or Specifications.

1.16	“Client” is defined in the preamble.

1.17

“Client Invention” means any Invention that is conceived and first reduced to practice by either Party which is derived from, or arises out of Client Technology, Client Background IP or Client’s Confidential Information or any other proprietary right of Client.

1.18	“Client Materials” means Client reagents and other materials supplied by Client or its third party supplier as set forth in the applicable PSA to be used in the Service hereunder.

1.19

“Client Technology” means means (A) Client Materials and any intermediates, components, or derivatives of Client Materials; (B) Products and any works-in-progress, components, or derivatives of Product; (C) Specifications; (D) test methods provided by Client for use in the Services; (E) the Technology of Client, and all know-how, technology, research and other information of Client including and relating to the Services, Manufacturing Process, analytical methods, quality control analysis, specifications, transportation and storage requirements provided by Client to SBL in connection with this MSA and applicable PSA.

1.20

“Clinical Product” means Product which is Manufactured by SBL pursuant to a PSA and which is to be used by Client in a research study or studies that prospectively assigns human participants or groups of humans to one or more health-related interventions to evaluate the effects on health outcomes.

1.21

“Commercial Product” means Product which is Manufactured by SBL which is intended for commercial sale and use by humans and for importation or exportation into countries or regions designated in each PSA. Notwithstanding the foregoing, any Batches manufactured prior to PAI and including PAI Batches (if applicable) shall not be considered Commercial Product until such PAI even if such Batches are intended for commercial sale and human use.

1.22

“Commercially Reasonable Efforts” means with respect to an activity to be carried out by a Party pursuant to this MSA, the carrying out of such activity in a diligent manner, and using efforts and resources comparable to the efforts and resources commonly used in the contract manufacturing of pharmaceutical products (in the case of SBL) or in the biopharmaceutical industry (in the case of Client) by companies with resources and expertise similar to those of such Party. “Commercially Reasonable Efforts” requires prompt assignment of responsibility for such task or activity to specific qualified employee(s) and allocation of resources designed to advance progress with respect to such task or activity but does not require the taking of actions (a) which would require or is likely to require a material adverse change in such Party’s business strategy, existence or solvency, or significant assets, (b) disproportionate to the benefits received under this MSA, or (c) would require either Party to violate Applicable Laws or break any existing contractual commitments with third parties which were entered into by prior to the Effective Date.

1.23

“Confidential Information” means any and all scientific, business, financial, contractual, marketing and technical information of or about a party or a Product which has been or may be disclosed, or to which access is provided, by such party (“Disclosing Party”) or any of its representatives to the other Party (“Receiving Party”) or any of its representatives, which (a) if in writing, is marked “confidential”, “proprietary” or other similar marking at the time of disclosure, or (b) if provided orally or visually, is identified as confidential at the time of disclosure and confirmed in writing to Receiving Party within fifteen (15) days of such disclosure, or (c) Receiving Party knows or has reason to know is confidential, trade secret or proprietary information of the Disclosing Party at the time of disclosure. For clarity, the existence and terms of this MSA shall be deemed to be the Confidential Information of both Parties.

1.24

“Core Team” means a committee composed of an equal number of representatives from each of SBL and Client to oversee, review, and coordinate the day-to-day performance of the Services and/or Manufacture with the goal of ensuring effective communication between the Parties.

1.25

“Critical Raw Material” means any Raw Materials with significant financial value and importance, as reasonably agreed between the Parties. Critical Raw Materials shall be specified in the applicable PSA.

1.26

“Current Good Manufacturing Practices” or “cGMP” means current good manufacturing practices and regulations applicable to the Manufacture of Product that are promulgated by any Regulatory Authority, including as promulgated under and in accordance with (i) the U.S. Federal Food, Drug and Cosmetic Act, Title 21 of the U.S. Code of Federal Regulations, Parts 210, 211, 600, 601 and 610, (ii) relevant EU legislation, including European Directive 2003/94/EC or national implementations of that Directive, (iii) relevant guidelines, including the EU Guidelines for Good Manufacturing Practices for Medicinal Products (Eudralex Vol. 4 and Annexes thereto), (iv) International Conference on Harmonisation Good Manufacturing Practice Guide for Active Pharmaceuticals Ingredients and (v) and any analogous set of regulations, guidelines or standards as defined, from time to time, by any relevant Regulatory Authority having jurisdiction over the development, manufacture or commercialization of the Product, as applicable, in each case as in effect as of the date such manufacturing for the Product are or were conducted.

1.27

“Customized or Dedicated Raw Materials” means any Raw Materials that (a) require customization or specific testing and/or (b) are dedicated just for Client and not intended to be used across multiple product or customers.

1.28	“Damages” means any direct damages, costs, expenses, fines, penalties (including reasonable attorneys’ fees and costs), losses and liabilities.

1.29

“Decision Memo” means a binding memorandum summarizing and memorializing the Parties’ discussion, understanding, and agreement as to any aspect of the Manufacture that are not directly and/or specifically elaborated in the MSA, PSA, or any previous Decision Memo.

1.30

“Fill/Finish Product” means a finished or intermediate dosage form such as vial or pre-filled syringe that contains a Bulk Drug Product, generally, but not necessarily, in association with one or more other ingredients.

1.31

“Drug Substance” means an mRNA-based active ingredient that is intended to furnish pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment, or prevention of disease or to affect the structure or any function of the human body.

1.32	“Effective Date” is defined in the preamble.

1.33	“EMA” means the European Medicines Agency, or any successor agency.

1.34	“Engineering Batch” means a Batch manufactured prior to Commercial Products with the purpose of confirming successful transfer and/or implementation of the Manufacturing Process to the Facility.

1.35

“External Laboratory” means a third party laboratory instructed by SBL, with Client’s prior consent, to conduct activities required to complete certain Services as discussed and agreed upon by the Parties.

1.36	“Facility” means one or more of the facilities of SBL where the Services shall be performed, as further specified in each PSA.

1.37	“FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.38	“Firm Period” means the portion of the Forecast that is binding on both Parties.

1.39	“Forecast” means a projection of Client’s requirements for delivery of Product.

1.40

“Force Majeure Event” means any event or occurrence which is beyond the non-performing Party’s reasonable control, including fire, explosion, flood, landslide, epidemics, or other acts of God; acts, regulations, export and/or import restrictions, embargos (including but not limited to those promulgated by any U.S. Regulatory Authority), or laws of any government; terrorism, war; failure of public utilities; acts of decisions of duly constituted municipal, state, national or supra-national governmental authorities or of courts of law; or impossibility to obtain Raw Materials, equipment, supplies, fuel or other required materials or the occurrence of other supply or manufacture interruptions (at its and/or third-party facilities), in spite of having acted with Commercially Reasonable Efforts.

1.41

“Implementation Plan and Budget” means an estimated plan and budget of the reasonable and necessary costs that would be incurred by SBL as a result of the implementation of any such Change(s), including, but not limited to (i) process and analytical development; (ii) equipment and/or the Facility modifications, qualification, validation, maintenance, and decommissioning/disposal; (iii) process and analytical validation; (iv) document revisions or changes, the Facility, equipment, and system modifications or changes; (v) additional stability testing; and (vi) preparing submissions to Regulatory Authorities.

1.42	“Indemnified Party” means the Party claiming indemnification under Sections 12.3 and 13.2.

1.43	“Indemnifying Party” means the Party subject to an indemnification claim from the other Party.

1.44

“Intellectual Property” means: (i) patents, trade secrets, copyrights, trademarks, trade names and domain names, rights in designs, rights in computer software, database rights, know-how, and any other intellectual property rights, in each case whether registered or unregistered; (ii) all applications (or rights to apply) for, and renewals or extensions of, any of the rights described in the foregoing sub-clause (i); and (iii) all rights and applications that are similar or equivalent to the rights and applications described in the foregoing sub-clauses (i) and (ii), which exist now, or which come to exist in the future, in any part of the world.

1.45	“Invention” means any Intellectual Property created by either Party which arises out of or results from the Services under the MSA.

1.46

“Joint Steering Committee” or “JSC” means a committee composed of an equal number of representatives from each of SBL and Client, generally at least Director-level or equivalent to provide guidance to the Core Team and resolve any issues or disputes which in good-faith are not able to be resolved by the Core Team.

1.47

“Manufacturing” or to “Manufacture” means the manufacturing of a Batch of Product, and any services relating to such manufacturing, including, but not limited to, testing, quality control, documentations, archiving, and packaging, and up to release of the Batch of Product, to be performed by SBL under the MSA and any applicable PSA.

1.48	“Manufacturing Documentation” means with respect to a given Batch of Product, the data acquired and generated, documents and records describing or otherwise related to the Manufacturing Process.

1.49	“Manufacturing Process” means the mutually agreed production process for the Manufacturing of a Batch the Product.

1.50	“Non-Affected Party” means the Party other than the Affected Party under Section 16.3.

1.51

“Non-Conforming Product” means a Batch of Product that fails to conform to the Specifications, or other mutually agreed upon written express requirements for SBL to follow, resulting in a materially adverse impact on the quality of Product as reasonably determined by the relevant document, record, or data.

1.52	“Other Raw Material” means any Raw Material other than Critical Raw Material and Customized or Dedicated Raw Material.

1.53	“Party” and “Parties” is defined in the preamble.

1.54

“Pre-Approval Inspection” or “PAI” means an on-site inspection of the Facility by the Regulatory Authority prior to granting the Regulatory Approval for Commercial Product as required by various Regulatory Authorities to ensure that the Manufacturing Process and the Facility meet the appropriate requirements and comply with cGMP.

1.55

“Process Validation Batch” means a Batch of Product produced by SBL hereunder to (i) demonstrate and document the consistency and reproducibility of the Manufacturing Process at the Facility, and (ii) support the Regulatory Approval of both the Product Manufactured and the Manufacturing Process at the Facility.

1.56	“Product” means Clinical Product or Commercial Product to be Manufactured by SBL pursuant to this MSA and any applicable PSA.

1.57	“Product-in-process” means any unfinished Product under the Manufacturing Process.

1.58	“Product Purchase Commitment” means the minimum number of Batches that Client shall be obligated to purchase in any given calendar year.

1.59

“Product Specific Agreement” or “PSA” means a separate agreement specific to each Product and/or Services entered into and mutually agreed from time to time by duly authorized representatives of the Parties. Each PSA shall be governed by and be integrated into this MSA and may include, without limitation, details such as (i) a scope of work of the Services to be performed under such PSA which describes key activities and assumptions, (ii) the Product for which Samsung will perform such Services for Client, (iii) fees to be paid to SBL by Client for the Services, and (iv) any other deliverables.

1.60	“PSA Effective Date” means the effective date of any PSA entered into between the Parties.

1.61

“Purchase Order” is a commercial document issued by Client to SBL indicating, among other things, the quantity to be manufactured, the agreed prices for Product or Service, and the estimated delivery date to be later confirmed and fixed in accordance with Section 4.12.2(b).

1.62

“Quality Agreement” or “QAG” means the quality agreement entered into by the Parties that governs the responsibilities related to quality systems and quality requirements for the Product(s) Manufactured hereunder, including quality control, testing and release of such Product(s) at the Facility entered into by the Parties.

1.63	“Quarter” means each period of three (3) consecutive calendar months beginning on January 1, April 1, July 1, or October 1.

1.64	“Raw Materials” means those materials procured by SBL that are used in the Services. Raw Materials exclude the Client Materials.

1.65

“Regulatory Approval” means all approvals, licenses, registrations or authorizations thereof of any national, regional, state or local regulatory agency, department, bureau or other governmental entity in any jurisdiction where the Product is marketed or intended to be marketed, necessary for the manufacture and sale of the Product manufactured by SBL at the Facility.

1.66

“Regulatory Authority” means any national (e.g., the FDA), supra-national (e.g., the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, in any jurisdiction responsible for granting the Regulatory Approval.

1.67

“Reserved Capacity” means the capacity for Manufacturing the Product within SBL’s Facility reserved and dedicated to Client, the costs of which shall be calculated based on the Service Fees for Batches that were scheduled to be Manufactured using the Reserved Capacity.

1.68	“SBL Assignable Error” means: [***].

1.69	“SBL Invention” means any Invention which is not a Client Invention .

1.70	“Scope of Work” means the document generally forming part of a PSA, specifying in detail the scope and schedule of the Services and the Service Fees as mutually agreed upon by the Parties.

1.71	“Service” or “Services” means any service related to development and/or manufacturing for Client as specified in PSA and in accordane with the terms and conditions of this MSA.

1.72

“Service Fee” is the fee due and payable to SBL in consideration for SBL’s performance of Services and other obligations, but excluding the costs of Raw Materials, SBL handling fees, and other expense or cost reimbursements.

1.73

“Specification(s)” means for a given Product, the tests, references to any analytical procedures and acceptance criteria which are numerical limits, ranges or other criteria for tests described in order to establish a set of criteria for the Products, Client Materials, or Raw Materials, as the case may be, and which details are provided in documentation as reviewed and approved in writing by the Parties.

1.74	“Standard Operating Procedure(s)” or “SOP(s)” means the standard operating procedures established by and mutually agreed upon by both Parties regarding the Manufacturing Process.

1.75

“Tax” means all taxes, charges, customs duties, fees, levies, imposts, or withholding of whatever nature imposed by any law or regulations in any country in respect of the Services, importation or exportation of Raw Materials, Client Materials, Batches, and Product.

1.76

“Technology Transfer” means the activities by the Parties necessary for SBL to perform the Services as further described in the applicable PSA which may include, among other things: (i) transfer of the Background IP and Client Material from Client to SBL; (ii) implementation of the Manufacturing Process at the Facility; (iii) Manufacturing Process fit activities, and (iv) tests and studies.

1.77	“Term” means the duration for which this MSA stays in effect, which shall begin as of the Effective Date and will be in effect for as long as any PSA is in effect.

1.78

“Territory” means the United States, Europe, Africa, and Middle East and any other country set forth in the applicable PSA, or as that the parties otherwise agree in writing to add to this definition of Territory in an amendment to this MSA, but excluding any countries that are targeted by the comprehensive sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom, or the United States.

1.79	“Warehouse” means SBL’s warehouse for storage of the Product located at 300, Songdo bio-daero, Yeonsu-gu, Incheon, 21987, Republic of Korea.

SECTION 2 RELATED AGREEMENTS AND EXHIBITS

2.1

Product Specific Agreements. SBL will perform Services for Client as specified in PSAs and in accordance with the terms and conditions of this MSA. In the event of a conflict between any provision of this MSA and the PSA, this MSA shall control, except where the PSA specifically states otherwise and references this Section 2.1.

2.2

Quality Agreement (QAG). As required and within sixty (60) days of execution of this MSA, the Parties shall agree upon a Quality Agreement applying to such Services, and such Quality Agreement shall be incorporated into this MSA.

SECTION 3 MANAGEMENT OF SERVICE

3.1

General. SBL shall adequately staff the Facility with personnel with necessary expertise to perform its obligations under the MSA. Each Party will be responsible for its internal decision making process and for reasonably informing the other Party of decisions affecting the performance of the Service by SBL in a regular and timely manner. SBL shall complete the Services in accordance with the estimated timelines set forth in the applicable PSA. Client shall supply to SBL all information or materials that are reasonably required for SBL to perform the Services, and SBL shall not be responsible for any delays arising out of Client’s failure to do so. Client shall be responsible for additional costs and expenses arising out of such delay including, if applicable, the costs of Reserved Capacity.

3.2	Core Team and Joint Steering Committee.

3.2.1

Core Team and Joint Steering Committee. The Parties shall establish the Core Team, which shall resolve any issues arising from the Services including but not limited to those relating to changes to the project assumptions and timelines, development activities, Specifications, or Manufacturing Process. The Parties shall also establish a Joint Steering Committee providing guidance to the Core Team and resolving any issues or disputes which in good-faith are not able to be resolved by the Core Team.

3.2.2

Meetings and Decision Making. The Core Team and JSC shall meet on schedules and in manners that are acceptable to their respective members. Each Party may appoint temporary or permanent substitutes for any of such Party’s members on the Core Team or JSC and each Party may, in its reasonable discretion, invite non-member representatives of such Party to attend Core Team or JSC meetings. Each Party shall be responsible for its own expenses of traveling to and participating in any Core Team or JSC meeting. All decisions of the JSC and Core Team shall be made by the unanimous agreement of all of their members or their designated representatives, and shall be reflected in written meeting reports. Written reports of the JSC and Core Team shall be subject to approval by the authorized representatives of the Parties; provided, however, that the JSC and Core Team may not amend or waive any provision of the MSA or applicable PSA except by the terms of this MSA.

3.2.3

Disputes. In the event that the Core Team, is unable, despite the good faith efforts of the members, to resolve a disputed issue that is within the purview of the Core Team for a period of ten (10) days, one Party shall formally request referral of the issue to the JSC. If the dispute still cannot be resolved within an additional thirty (30) days after referral to the JSC, the matter may be handled in accordance with Section 15.

3.3

Person in Plant. Client may request up to three (3) of its personnel to be on-site at the Facility to observe and consult with SBL during the performance of certain Services under this MSA including but not limited to Technology Transfer and process development activities, and such additional personnel in such numbers as deemed necessary shall be accommodated upon mutual agreement. Expenses associated with such on-site Client personnel shall be passed through to Client by SBL. While at the Facility, all such Client personnel shall have reasonable access to all areas as are relevant to SBL’s performance of the Service hereunder, provided that SBL may reasonably restrict Client personnel’s access to the Facility as it deems necessary, and all such Client personnel shall agree to and comply with confidentiality obligations to third parties, SBL policies and procedures related to safety, confidentiality, and cGMP, and all instructions of SBL employees at the Facility. Client shall remain responsible at all times for the compliance with the terms of this MSA and PSA by its employees and personnels.

3.4

Subcontract. SBL may subcontract any portion of the Services with prior approval from the Client. In the event SBL subcontracts any portion of the Services, SBL shall be primarily obligated to Client for ensuring that suchsubcontracted services are carried out as intended; provided however that, SBL shall not be responsible for any delay or breach caused by third parties or External Laboratories despite SBL’s exercise of reasonable care and efforts commonly used and customary in the industry. All costs associated with activities outsourced to third parties or External Laboratories will be passed through to Client with an additional ten percent (10%) handling fee.

3.5	Development and Manufacturing Site. Unless otherwise agreed by Client, all Services shall be performed by SBL at the Facility.

3.6

Manufacturing Documentation. SBL shall maintain Manufacturing Documentation to be true and accurate, and shall keep in strict confidence and shall not use for purposes other than providing or performing the Service or other obligations hereunder. SBL shall maintain all such Manufacturing Documentation for at least that period specified in the applicable QAG. Upon written request of Client and at mutually agreeable times, Client shall have the right to review Manufacturing Documentation at the Facility as further defined in the applicable QAG. Client may also request scanned or printed copies of such Manufacturing Documentation, but shall be responsible for reasonable costs associated therewith. SBL shall record and maintain such records, data, documentation and other information in the language as so required in the applicable QAG or as so required by a Regulatory Authority and in compliance with Applicable Law. SBL shall not provide Manufacturing Documentation provided pursuant to this MSA or any applicable PSA to any third party and shall protect such as the confidential information of Client. To the extent necessary, SBL may redact or withhold Manufacturing Documentation provided pursuant to this MSA or any applicable PSA to protect the confidential information of its other clients or third parties. The form and style of Batch documents, including, but not limited to, Batch production records, lot packaging records, equipment set up control, operating parameters, and data printouts, raw material data, and laboratory notebooks are the exclusive property of SBL. Notwithstanding anything to the contrary, SBL’s SOPs not specific to the Client’s Products may be provided to Client for on-site review if deemed necessary by both SBL and Client. Such SOPs cannot be removed from the SBL premises, copied, photographed or otherwise replicated.

SECTION 4 SERVICE DESCRIPTIONS

4.1

Technology Transfer. Client shall transfer to and grant SBL the license set forth below in Section 10 in respect of the Client Technology and Client Materials to SBL in accordance with the plan, timelines and quantities agreed upon by the Parties. In the event that Client agrees to utilize SBL’s data sharing portal for Technology Transfer, Client agrees that (a) in the event of any relevant change that affects a Client user’s authorization to use such portal, Client shall immediately notify SBL so that SBL may disable their usernames and remove / change passwords in order to secure the SBL Portal and (b) Client shall ensure that all of Client users have up-to-date antivirus software installed on the computer devices used to access such portal.

4.2

Engineering Batch. SBL makes no warranty that Engineering Batches will meet the Specifications or be successful. In the event there is a failure of an Engineering Batch, the parties will agree on whether another Engineering Batch is necessary or whether the next run should be a Process Validation Batch. If the parties do not agree, the matter will be escalated to the Joint Steering Committee.

4.3

Process Validation Batch. Prior to commencement of Process Validation Batches, SBL and Client shall agree to a validation plan identifying the validation requirements of the Manufacturing Process. The costs of process validation activities are excluded from the price of Process Validation Batches and shall be paid for by Client at the price set forth in the applicable PSA, subject to the Client’s prior approval on the scope and nature of such validation activities.

4.4

Facility Modification and Equipment. Client and SBL will agree on what equipment in the Facility is necessary to perform the Services, and if Client reasonably deems it necessary to procure additional equipment beyond that which is in the Facility as of the applicable PSA Effective Date, SBL shall procure such equipment at Client’s expense in accordance with Section 8.2.4 and be responsible during the Term for validation, installation, maintenance, commissioning, and decommissioning at SBL’s expense, unless otherwise agreed in writing by the Parties. Thereafter, if any additional equipment is necessary, such costs shall be dealt with by Section 5 of this MSA. Notwithstanding anything to the contrary in this MSA, the ownership of any and all such equipment shall remain at all times with SBL unless otherwise agreed in writing by both Parties.

4.5

Additional Work. Should the Parties mutually agree to any additional work to be added to the Scope of Work, the Service Fees for such additional work shall be based on SBL’s standard pricing at the time of adding such additional work, and depending on the nature of such additional work, the Parties shall execute a Decision Memo or an amendment to the PSA accordingly. In the event of changes to the Services based on Client’s request, Client shall bear all additional costs and expenses associated therewith.

4.6	Raw Materials.

4.6.1

Management. SBL shall procure and maintain a reasonable quantity of Raw Materials, required for the Services in accordance with the MSA and any applicable PSA. On a per-Product basis, SBL shall prepare the categorization of the Raw Materials into (i) Critical Raw Materials, (ii) Customized or Dedicated Raw Materials, and (iii) Other Raw Materials, and send the categorization to Client for approval as soon as practicable after the Effective Date. Client shall approve the categorization in accordance with this MSA and any applicable PSA no later than one (1) month after the receipt of such a categorization from SBL. SBL shall not be liable for any delay soley resulting from Client’s failure to approve the categorization in a timely manner. The list of Raw Materials may be amended from time to time, subject to the Parties’ mutual agreement; provided however that, Client shall at all times be solely responsible for the costs of Raw Materials including those used in small scale runs during Technology Transfer, which is not included in the Service Fees. During Technology Transfer, the Core Team shall agree on estimates for Raw Materials anticipated to be consumed in the Manufacture of each Batch. Although SBL will make Commercially Reasonable Efforts to use no more than those amounts, SBL will not be responsible for Raw Materials used in excess of the agreed-upon estimate; provided, however, that SBL shall be responsible for any excess use, loss, spoilage, or waste of such Raw Materials to the extent caused by an SBL Assignable Error. Client and SBL shall mutually agree to strategies regarding Raw Material safety stock and sourcing from qualified vendors.

4.6.2

Raw Material Specifications. Client and SBL shall agree on the Specifications of Raw Materials, including without limitation analytical methods, supplier information including supplier site information, and other information concerning the stability, storage, and safety thereof that are required for the Manufacturing hereunder, as further described in the applicable QAG.

4.6.3

Testing and Evaluation. SBL or vendors qualified by SBL shall perform all testing and evaluation of Raw Materials as required by the Specifications for the Raw Materials and the cGMPs, as further described in the applicable QAG, if applicable.

4.6.4

Storage. SBL shall secure sufficient and suitable storage for the Raw Materials; provided that such storage requirements shall be customary within SBL’s industry. SBL shall exercise reasonable care to preserve and protect Raw Materials from loss after receipt by SBL and prior to Manufacture and except for loss due to SBL Assignable Error, Client shall be responsible for the risk of loss of Raw Materials. At the end of each calendar year of the relevant PSA, Client shall be responsible for the loss of Raw Material to the extent purchased in reliance on a Purchase Order or Firm Period, and such Raw Material expires or becomes obsolete because Client fails to honor such a Purchase Order or Firm Period, and SBL cannot reasonably otherwise utilize such Raw Material.

4.6.5

Handling Fee Related to Raw Material. Raw Materials will be charged on a pass-through basis to Client in accordance with Sections 8.1(ii) and 8.2.2, subject to any changes as agreed between the Parties.

4.7	Client Materials.

4.7.1

Management. Client shall provide, either by itself or through its third party supplier, to SBL free of charge, Client Materials in amounts reasonably necessary to carry out the Services as agreed by the Parties. SBL shall make Commercially Reasonable Efforts to import the Client Materials to the Republic of Korea in a timely manner, and Client shall provide reasonable assistance necessary for such a timely importation. Delivery conditions for the Client Materials shall be DDP Facility (INCOTERMS 2010) provided that the title and risk of loss to such Client Materials shall remain at all times with the Client and shall not transfer to SBL. During Technology Transfer, the Core Team shall agree on estimates for Client Material anticipated to be consumed in the Manufacture of each Batch. Although SBL will make Commercially Reasonable Efforts to use no more than those amounts, SBL will not be responsible for Client Materials used in excess of the agreed-upon estimate; provided, however, that SBL shall be responsible for any excessive use, loss, spoilage, or waste of such Client Materials to the extent caused by an SBL Assignable Error. Client and SBL shall mutually agree to strategies regarding Client Material safety stock and sourcing from qualified vendors.

4.7.2

Client Material Specifications. Client shall provide SBL with the Specifications of the Client Materials, including without limitation analytical methods, supplier information, and other information concerning the stability, storage, and safety thereof that are required for the Manufacturing hereunder, as may be further described in the applicable QAG.

4.7.3

Testing and Evaluation. SBL shall perform testing of the Client Materials in accordance with the applicable QAG and/or Client’s instruction prior to the performance of the Manufacturing hereunder, in order to determine whether such Client Materials meet the Specification described in the applicable QAG (if applicable). SBL shall inform Client of (a) any damage to the Client Materials received that is visually obvious (e.g., damaged or punctured containers and temperature monitoring results outside of predetermined Specifications) within ten (10) days after SBL’s receipt of the Client Materials and (b) any non-conformance of the Client Materials to Specification either: (i) within ninety (90) days after SBL’s receipt of the Client Materials or (ii) if release testing of Client Materials is not performed until it is needed for Manufacture, within ninety (90) days after such release testing is performed; or (iii) as other wise agreed between the Parties. If, prior to performing any Service on the Client Materials, SBL determines that such Client Materials are defective or damaged, SBL shall not perform the Service on such Client Materials and shall follow Client’s written instructions regarding disposal or return of such Client materials to Client, such disposal or return to be at Client’s discretion and cost.

4.7.4

Storage. SBL shall secure sufficient and suitable storage for the Client Materials; provided that such storage requirements shall be customary within SBL’s industry. SBL shall exercise reasonable care to preserve and protect the Client Materials from loss after receipt by SBL and prior to Manufacture.

4.7.5	Handling Fee Related to Client Material. Handling fees relating to the Client Material will be charged to Client in accordance with Sections 8.1(iii) and 8.2.3.

4.8

Forecasts. For each Commercial Product, the Parties shall determine a mutually agreeable mechanism for forecasting of each Product, which shall be detailed in writing in each relevant PSA. For Clinical Product, the Parties shall agree upon the number and schedule of Batches to be Manufactured by SBL in the applicable PSA.

4.9

Purchase Orders. For each Clinical Product or Commercial Product, Client shall notify SBL in a binding form and procedure to be agreed upon in the applicable PSA requesting a specific amount of Product to be Manufactured in the Purchase Order. The Parties acknowledge that, with or without a Purchase Orders issued in advance, an invoice may be issued in accordance with this MSA, PSA, or applicable Decision Memo for Services, Raw Materials, handling fees and Equipment, and such invoices shall be processed and paid in accordance with Section 8.3.

4.10

Product Purchase Commitment. As further set forth in a PSA, during the Term, the Parties may agree that Client will purchase a minimum quantity of Batches of a certain Product in a given year (a “Product Purchase Commitment”).

4.11	Batch Failure during Manufacture

4.11.1

If, during Manufacture of a Batch and prior to SBL’s batch release, the Core Team determines that all of a Batch is Non-Conforming Product (a “Batch Failure”), SBL shall take promptly re-Manufacture and deliver to Client a replacement Batch on a date to be mutually agreed by the Parties, which Service Fees and associated costs/fees (as set forth in Section 8.1 below) shall be invoiced and paid for by the Client. Client shall ensure that SBL has adequate Client Materials to Manufacture such Batches. The remedies contained in Section 4.11 of this MSA shall be the sole and exclusive remedies of Client regarding a Batch Failure and a Batch Failure shall not constitute a material breach of this MSA or a PSA unless SBL fails to provide the remedies contained in this Section 4.11.

4.11.2

The Parties shall conduct a root cause analysis of the Batch Failure, which shall be done through SBL’s deviation process and which result will be reviewed and confirmed by the JSC. If either the Core Team does not agree on the Batch Failure root cause, or the JSC does not agree on the results of the Core Team’s Batch Failure root cause analysis, the Parties shall refer to an independent mutually agreed-on laboratory or firm with international repute, acting as a neutral arbiter, to conduct a root cause analysis of the Batch Failure. The costs of the independent laboratory will be shared by the Parties equally; provided, however, that the Party that is determined to be incorrect as to the Batch Failure will be responsible for those reasonable costs and must reimburse the correct Party for its share of the reasonable costs incurred. The decision of the independent laboratory must be in writing and will be binding on the Parties.

4.11.3	In the event of Batch Failure due solely to SBL Assignable Error (other than due to gross negligence, fraud, or willful misconduct of SBL), SBL shall be responsible for the following costs: [***]

[***]. In the case of Batch Failure due solely to SBL Assignable Error due to gross negligence, fraud, or willful misconduct of SBL, in addition to the costs described in (1) – (4) above, SBL shall additionally be responsible for [***]. In the event of Batch Failure due to a reason not solely SBL Assignable Error, Client shall be responsible for the full costs described in (1) – (4) in the preceding sentence. Any such cost responsibility shall be refunded to Client or, at Client’s option, issued as a credit against future invoices by SBL.

4.11.4

In the event that any of the foregoing procedures result in a Batch being delivered in a different year than the year in which the original Batch was ordered for delivery by Client, the Service Fee for such re-Manufactured Batch shall be the Service Fee set forth in the PSA.

4.12	Storage, Packaging and Delivery.

4.12.1

Service Deliverables other than Products.Storage, packaging and delivery of the Service deliverables other than Products Manufactured and the Products Manufactured hereunder shall be made in accordance with the terms of this MSA, applicable PSA, applicable QAG and the Applicable Laws.

4.12.2	Products.

(a)	Release by SBL and Acceptance by Client.

(i)

SBL shall perform all testing in accordance with the Specifications of the Product and release the Product in accordance with the terms of the applicable QAG. Upon such release, SBL shall deliver to Client the Batch Related Documents, including a Certificate of Analysis and Certificate of Compliance, in accordance with the applicable QAG;

(ii)

Acceptance of Product. Client will complete the Acceptance Procedure and determine the acceptability of such Product in accordance with the applicable QAG and notify SBL of the result within thirty (30) days of Client’s receipt of the Batch Related Documents. Upon Client’s acceptance, SBL will have no liability for such Product. If Client does not reject such Product within the thirty (30) day period or within a shorter period as agreed by the Parties, the Product will be deemed to have been irrevocably accepted by Client and SBL will have no liability for such Product.

(iii)

Non-Conforming. If, during the Acceptance Procedure, any Product is determined by Client as Non-Conforming Product, and SBL confirms such non-conformity, such non-conformity shall be treated as a Batch Failure, and the remedy set forth in Section 4.11 above shall apply to the Non-Conforming Product mutatis mutandis. Notwithstanding anything to the contrary, Client agrees to waive any and all rights to reject the Product after delivery in the event the Product has been altered, changed, or modified in any way for conjugation or otherwise. The remedies contained in this Section 4.12.2 shall be the sole and exclusive remedy of client in the event of Non-Conforming Product.

(b)

Delivery. Shipping conditions for the Product Manufactured hereunder shall be FCA Facility (INCOTERMS 2010), unless otherwise agreed to in the applicable PSA. The title to Product hereunder shall be transferred from SBL to Client when the Product is made available at the point of delivery consistent with FCA or the Incoterm set forth in the PSA. The Parties further agree as follows:

(i)

After SBL’s release of the Product and prior to each pick-up by Client or Client’s designated carrier, SBL shall propose to Client a delivery schedule of the Product, in order for the Parties to agree on it in advance for each pick-up. SBL shall schedule Delivery with the carrier selected and paid for by Client;

(ii)

SBL shall not deliver the Product until it has been instructed to by Client in accordance with the applicable QAG. Client shall confirm specific delivery instructions with SBL prior to SBL’s release. Upon SBL’s release of Product, SBL shall store the Manufactured Product as described in Section 4.12.2(c) and Client shall compensate SBL for storage costs for the Manufactured Product as set forth in the applicable PSA;

(iii)

SBL shall provide Client with invoice, packing lists, supporting export documents as specified by Client by separate delivery and shipment documentation instructions, together with each shipment of the Product (or such other deliverables); and

(iv)	In cooperation with Client and subject to the delivery schedule agreed by the Parties, SBL shall adhere to the first-expire-first-out (FEFO) principle in shipping all released Product.

(c)	Storage, Packaging and Shipping Container.

(i)	Pursuant to the terms of this MSA and any applicable PSA, SBL shall store the Products Manufactured hereunder.

(ii)

SBL shall store, package, label and prepare shipment according to the Specifications for the Product Manufactured hereunder, the applicable QAG and the SOPs, and using storage and/or shipping containers determined in the applicable PSA.

(iii)

If Client does not direct SBL to prepare Manufactured Product to be picked up by Client or Client’s designated carrier with a pick-up date within thirty (30) days of Client’s receipt of the Batch Related Documents, SBL shall store the Product at the Warehouse, subject to the availability of space and storage conditions, and Client shall pay storage fees to SBL as set forth in Section 8.1 for the period of storage at the Warehouse until the actual delivery date; provided however that under no circumstances shall the period of storage in the Warehouse exceed sixty (60) days. SBL shall be responsible for risk of loss and damage to Manufactured Product in the event of SBL Assignable Error.

SECTION 5 CHANGES TO THE SPECIFICATIONS, ANALYTICAL METHODS, MANUFACTURING PROCESS, FACILITY OR EQUIPMENT

5.1	Approval for Change. Change shall be implemented only with mutual agreement between the Parties acting reasonably and in good faith and in accordance with the applicable QAG.

5.2

Changes Required by cGMP, Regulatory Authorities or Requested by Client. Except as otherwise expressly set forth to the contrary in the applicable QAG, in the event that cGMP, a Regulatory Authority, Applicable Law, or any other regulatory or legal authority requires, or Client requests, a Change, SBL shall accommodate such requirements or requests, subject to the following:

(a)

Client shall promptly notify SBL in writing of the required and/or requested Change(s), and provide information necessary for SBL to evaluate the effect of such Change(s), and SBL shall promptly advise Client as to any (i) additional equipment required, modifications to the Facility or equipment, and/or additional equipment and the Facility qualification and validation requirements; (ii) Manufacturing Process development, transfer, scale-up, testing, qualification, or validation requirements; (iii) regulatory requirements pursuant to such Changes; (iv) changes to the Manufacturing scheduling and/or Product delivery schedule; and (v) other impacts on the Facility or SBL’s ability to manufacture products (including the Products) in the Facility, if any, which may result from such Change(s). The notification and formal approval procedure of such Changes shall be in accordance with the applicable QAG (i.e., change control procedures) (if applicable). The Parties shall meet in a timely manner to identify and discuss such Changes as appropriate;

(b)

Prior to implementation of any such Change(s), SBL shall provide Client with an Implementation Plan and Budget. Following review and approval by Client of such Implementation Plan and Budget, subject to the Core Team’s approval and agreement followed by the Parties’ written agreement pursuant to Section 16.9 (if applicable), SBL shall commence implementation of such Change(s);

(c)

During any such implementation, SBL shall provide Client with regular updates on the progress of implementation. Subject to any timeframe imposed by Applicable Law, SBL shall exercise Commercially Reasonable Efforts to implement the Change according to the Implementation Plan and Budget’s target completion date. SBL shall provide written notice to Client if SBL becomes aware of any cause which may create delay with the implementation of Changes. Following any such notice, both Parties shall discuss an amendment of Implementation Plan and Budget; and

(d)

Upon the approval of the Implementation Plan and Budget for Change(s), both Parties shall negotiate in good faith to determine the allocation of the costs incurred by SBL for the implementation of any such Change(s) between the Parties, in accordance with the following principles:

(i)

the costs for the general Facility Changes required by cGMP, any Regulatory Authority, or any Applicable Laws related to the maintaining the Manufacturing Facility by SBL as set forth in Section 6.2, shall be borne by SBL, provided that where the Change relates exclusively or partially to the Manufacture of Product in which case the costs shall be borne by Client fully or proportionally, respectively;

(ii)	the costs for the Changes other than (i) above, and requested by Client and required uniquely to the Manufacture of the Product and beneficial solely to Client shall be borne by Client; and

(iii)	the costs for the Changes other than (i) and (ii) above shall be discussed in good faith by the Parties to achieve equitable allocation of costs.

SECTION 6 REGULATORY APPROVALS AND INSPECTIONS.

6.1

Regulatory Approvals. To the extent applicable, SBL shall provide reasonable assistance and cooperation in order for Client to obtain and maintain the Regulatory Approvals. The costs and fees associated with such assistance and cooperation, to the extent not detailed in the MSA or PSA shall be borne by Client. As specified in the applicable PSA, the Parties shall discuss and agree on which Regulatory Approvals are to be obtained.

6.2

Regulatory Approvals for the Facility. To the extent applicable, SBL shall obtain and maintain all approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity (other than the Regulatory Approvals, which will be obtained or maintained by Client) that are required to Manufacture the Product at the Facility and perform the Services.

6.3

Regulatory Support Activities. Any regulatory support activities (including Pre-Approval Inspections) required and agreed to by Client to support Regulatory Approval of the Product from the Facility shall be performed and supported by SBL as reasonably requested by Client. All such regulatory support activities are excluded from the price of Process Validation Batches, shall be approved by the Client in advance, and shall be paid for by the Client at the price set out in the applicable PSA. SBL shall notify Client according to the applicable QAG provisions of any contacts or inquiries by the Regulatory Authorities, including inspections, Pre-Approval Inspections, sample requests, and written correspondence and its result, related to the Product.

SECTION 7 QUALITY COMPLIANCE

7.1

Quality Agreement. Both Parties shall adhere to the provisions of the applicable QAG and the Parties agree that all elements of quality assurance, quality control and the like shall be governed by the terms and conditions of the applicable QAG. In the event of a conflict between a Quality Agreement and either any provision of this MSA or any PSA, the MSA or PSA shall control except with respect to matters directly and specifically related to Product quality or regulatory requirements, in which case, the Quality Agreement will control.

7.2	Records & Audit.

7.2.1

Audit by Client. Upon Client’s request, but no more than once per year, SBL shall accept a formal audit of the Facility and, if necessary, the Warehouse, by Client and allow Client to inspect the Facility and, if necessary, the Warehouse, and Manufacture of the Product during provision of the Services solely to ascertain compliance by SBL with the terms of this MSA or any applicable PSA; provided, however that in the event Client uses a designee, SBL must provide prior written consent. SBL shall be reimbursed for its reasonable costs for additional audits, other than for-cause audits, beyond the audit described in the first sentence of this Section 7.2.1. SBL will make Commercially Reasonable Efforts to require vendors or subcontractor to accept an audit of their facilities by Client upon similar notice as described in Section 7.2.2 below.

7.2.2

Audit Notice. Client shall provide SBL with a written notice at least two (2) months prior to the initiation of the audit of the Facility and, if necessary the Warehouse, set forth in Section 7.2.1, which shall be conducted on a mutually agreeable date and time, and with a mutually agreed duration, agenda, and visitor list. Notwithstanding the foregoing, if the audit is required for cause (i) due to safety reasons that necessitate immediate audit of or visit to the Facility or (ii) Client asserts that a substantial violation of the Quality Agreement has occurred which cannot be resolved through the normal Core Team / JSC process, the foregoing sentence shall not apply and Client may conduct such audit or visit by providing SBL with a prior notice by email. Access to SBL’s facilities shall be coordinated with SBL so as to minimize disruption to SBL’s ability to perform services for its other clients. Client representatives must comply with all of SBL’s cGMP, confidentiality and security procedures and protocols during such observations, consultations, and inspections. SBL shall at all times cooperate and provide all the necessary documents reasonably required by Client during such audit; provided that, to the extent necessary, SBL may redact or withhold documents to protect the confidential information of its other clients. Client shall be solely responsible for any costs and liability caused by Client’s or its representatives’ failure to comply with SBL’s security, safety or confidentiality procedures.

SECTION 8 CONSIDERATION AND PAYMENT TERMS

8.1

Consideration. In consideration for SBL’s performance of the Service and other obligations undertaken by SBL pursuant to a PSA, Client shall pay SBL (i) the Service Fees as set forth in the applicable PSA; (ii) a handling surcharge of a certain percentage or certain amount to be set forth in the applicable PSA of the costs of Raw Materials paid by SBL (including but not limited to applicable Taxes); (iii) a handling surcharge of a certain percentage or certain amount to be set forth in the applicable PSA related to the Client Materials (which shall be based on the actual costs of such materials as supported by reasonable documentary evidence as opposed to the market value thereof and which include Taxes); and (iv) storage fees as set forth in the relevant PSA.

8.2	Invoices.

8.2.1

Service Fee of the Project Stages and Batches. The Service Fees for any Batches shall be invoiced upon SBL’s release of a Batch of Product. All other Service Fees shall be invoiced after the completion of each applicable project stage in accordance with the PSA. SBL’s invoices pursuant to this MSA shall be electronic, unless otherwise agreed by the Parties.

8.2.2

Raw Materials. With respect to the Raw Materials, SBL shall submit invoices to Client for the applicable Raw Materials cost (including any safety stock) as set forth according to Section 8.1 as follows. SBL shall submit an invoice to Client (i) for the cost of Critital Raw Materials, and Customized or Dedicated Raw Materials upon receipt of the invoice from vendors/suppliers; and (ii) for the cost of Other Raw Materials used upon SBL’s completion of such project stage or upon SBL’s release of a Batch of Product as applicable. In each case, for all Raw Materials, SBL shall prepare a billing summary detailing the Raw Materials used and send the same to Client in accordance with Section 8.2.5. Within 2 weeks of receiving the billing summary for Raw Materials from SBL, Client shall either (1) accept and issue a purchase order for the Raw Material in accordance with the billing summary or (2) reject the billing summary based on reasonable grounds, in which case SBL shall promptly re-issue the billing summary. Client’s failure to accept or reject a billing summary within the two (2) week period shall be deemed an acceptance of the billing summary, and SBL will issue the corresponding invoice with or without a previously issued purchase order from Client.

8.2.3

Client Materials. With respect to the Client Materials, which shall be supplied by Client to SBL at no cost during SBL’s performance of the Service, SBL shall submit an invoice to Client for reasonable and mutual agreed handling fees as set forth in the PSA upon SBL’s completion of such project stage of the Service or SBL’s release of a Batch of Product, as applicable.

8.2.4	Equipment. With respect to Equipment, SBL shall submit an invoice to Client subject to Section 4.4 upon receipt of the relevant invoice from equipment vendor/supplier.

8.2.5

Diclosure of Original Invoices. For any Raw Materials or Equipment purchased from third party vendors, Client agrees and acknowledges that SBL shall be under no obligation to disclose the original invoice or any confidential information therein from the vendors due to its confidentiality obligation with such vendors, and that not furnishing such documents shall not constitute a valid ground for rejecting SBL’s billing summary or invoice. Client may, however, request a third party audit at Client’s expense upon presenting reasonably objective and reliable market date or price quotation justifying such an audit, and confirm through the auditor the sole issue of whether there is any discrepancy or inaccuracy between the vendor’s invoices and SBL’s billing summary or invoice (without the auditor disclosing any confidential information of the vendor to Client). Should a discrepancy or inaccuracy be found through such an audit, SBL shall be responsible for the costs of such an audit and promptly re-issue the invoice with the correct amount and/or reimburse the amount paid in excess of the correct amount.

8.3	Payment.

8.3.1

Mode of Payment; Foreign Exchange. All payments to SBL due under the MSA or any applicable PSA shall be made in US$ within [***] days from the receipt of SBL’s invoice in US$ by means of telegraphic transfer to the account with the bank designated by SBL in the applicable invoice without any deduction, deferment, set-off or lien. For the purpose of computing payment amounts incurred by SBL in a currency other than US$, such currency shall be converted into US$ using the Standard Rate published by the Bank of Korea at the opening of business on such invoice date.

8.3.2

Taxes. All prices and charges are exclusive of any Taxes, which shall be paid by Client. For the avoidance of doubt, the foregoing shall not include any taxes imposed on the income or profit of SBL levied on any payment to be made by Client to SBL, each of which shall be solely borne by SBL. Client shall pay or reimburse SBL for all Taxes in connection with the purchase, sale, storage, importation or exportation of any Raw Materials, Client Materials, Batches, or Product or the provision of Services, except to the extent such Taxes are recoverable by or refundable to SBL. SBL agrees to use Commercially Reasonable Efforts to assist Client in claiming exemption under double taxation or similar agreement or treaty from time to time in force to obtain a refund of any customs duties, value added taxes, and other taxes payable by SBL.

8.3.3

Price Adjustments. The Service Fees as set forth in the applicable PSA, shall be adjusted annually on January 1 of each year during the Term, effective immediately, by the percentage change in the consumer price index as published by the Bank of Korea for the immediately preceding twelve (12) months, provided that any given year’s adjustment shall be no more than [***]. The relevant date for price adjustment under this Section shall be the issue date of SBL’s invoice.

8.3.4

Default Interest. Any amount that is not paid by a Party to the other when due under the MSA or any PSA shall bear default interest at the rate of [***] per annum on a pro rata basis from the day following the due date until paid in full. In the event there is an amount which is invoiced by SBL but not paid by Client for more than six (6) months after the due date, such event shall be considered a material breach of the relevant PSA.

SECTION 9 CONFIDENTIALITY

9.1

Confidential Information. Both Parties agree not to use the other Party’s Confidential Information except in accordance with the terms of this MSA, the QA and the applicable PSA and to maintain the Disclosing Party’s Confidential Information in confidence and not to disclose the Disclosing Party’s Confidential Information, in whole or in part, to any third party, and not use the Disclosing Party’s Confidential Information for any purpose other than performing the obligations under the MSA or applicable PSA. The Receiving Party recognizes the proprietary nature of the Disclosing Party’s Confidential Information and agrees that no right, title, ownership, license, or interest of any character in the Disclosing Party’s Confidential Information other than as specifically granted herein, is conveyed or transferred to the Receiving Party. Each Party shall guard such Confidential Information, including any trade secret information, using the same degree of care as it normally uses to guard its own confidential, proprietary or trade secret information of like importance, but in any event no less than reasonable care. The Receiving Party shall limit disclosure of the Disclosing Party’s Confidential Information to its and its Affiliates’ directors, officers, employees, consultants and agents (“Representatives”) only on a need-to-know basis, provided that, the Receiving Party shall undertake procedures such that each of its Representatives to whom the Disclosing Party’s Confidential Information is disclosed understands (i) the confidential nature of the Disclosing Party’s Confidential Information and (ii) that he or she is under obligations at least as protective of Client’s Confidential Information as those contained herein, including to not use or disclose the Disclosing Party’s Confidential Information. SBL shall maintain accurate records of each of SBL’s Representatives who have accessed Client’s Confidential Information contained within SBL’s cGMP document management systems, provided that such systems are capable of maintaining such records, and such records will be provided to Client upon request, including as part of an audit scheduled pursuant to Section 7.2 above. To SBL’s knowledge, its current cGMP document management systems are capable of maintaining such records.

9.2

Exceptions. Notwithstanding Section 9.1 above, Confidential Information shall not include the portion of information, which as evidenced by written records: (a) was at the time of disclosure by the Disclosing Party hereunder publicly known or available; (b) after disclosure by the Disclosing Party hereunder, became publicly known or available by publication or otherwise, other than by an unauthorized act or omission by the Receiving Party; (c) was in the possession of the Receiving Party without confidentiality restriction at the time of the disclosure by the Disclosing Party hereunder; (d) was lawfully received from any third party having the lawful right to make such disclosure, without obligation of confidentiality; or (e) was independently developed by the Receiving Party’s directors, officers or employees without reference to the Confidential Information, as demonstrated by records contemporaneous with such development.

9.3

Authorized Disclosures. Disclosure is permitted in the event that (a) the Disclosing Party’s Confidential Information is reasonably required to obtain or maintain any Regulatory Approvals for the Products in any or all jurisdictions or (b) the Disclosing Party needs to disclose such Confidential Information to comply with Applicable Law; provided that such Receiving Party shall limit disclosure of the Disclosing Party’s Confidential Information to that which is necessary for compliance and to otherwise maintain the confidentiality of the Confidential Information.

9.4

Survival of confidential obligations. The confidential obligations of the Receiving Party shall survive for a period of ten (10) years from the expiration or termination of this MSA except with respect to Confidential Information which consititutes trade secrets, for which the obligations will continue for so long as such information remains a trade secret under Applicable Law.

9.5

Return of the Confidential Information. All written, printed or other tangible Confidential Information of the Disclosing Party disclosed under the MSA, and all copies thereof shall be returned to the Disclosing Party (or destroyed at the Disclosing Party’s request) by the Receiving Party within thirty (30) days from the written request by the Disclosing Party. All Confidential Information disclosed electronically shall be completely deleted and destroyed by the Receiving Party within thirty (30) days from the written request by the Disclosing Party. Notwithstanding the foregoing, digital backup files automatically generated by the Receiving Party’s customary electronic data processing system may be retained and properly stored as confidential files for the sole purpose of backup and will be deleted in accordance with the Receiving Party’s retention policy.

SECTION 10 OWNERSHIP OF MATERIALS AND INTELLECTUAL PROPERTY

10.1

Background Intellectual Property. It is acknowledged that each Party owns or controls Background IP and nothing in this MSA shall affect such rights in Background IP. Client hereby grants SBL a non-transferrable, royalty-free, irrevocable, sublicensable (to the extent necessary to conduct the Services) and fully-paid-up right and license to use Client’s Confidential Information and Intellectual Property during the Term for the sole purposes of performing the Services in accordance with the MSA. Except as otherwise provided herein, the Parties shall not acquire any right, title, or interest in any Background IP of the other Party.

10.2	Inventions.

10.2.1

Client Invention. SBL shall notify Client of any Client Invention(s) immediately after such conception and reduction to practice, and shall take all reasonable measures so that Client would have the sole and exclusive ownership of any and all Client Invention. Client may use any Client Invention for any purpose, including filing patent application and SBL shall provide reasonable cooperation to Client at the expense of Client as to all reasonable out-of pocket expenses incurred by SBL.

10.2.2

SBL Invention. SBL Invention shall be the property of SBL and shall not be deemed to be Client Invention or joint invention for the purposes of the MSA: provided, however, that SBL grants to Client a geographically unrestricted, irrevocable, non-transferable, non-sublicensable, royalty-free and fully-paid-up right and license under such SBL Invention to make, use, sell, offer to sell, export and import and otherwise exploit the Product, without an obligation of accounting to SBL, to the extent such SBL Invention is incorporated into the Product or its manufacture.

SECTION 11 WARRANTIES.

11.1

The Parties General Warranties. Each Party warrants and represents that: (i) it has the corporate power and authority to enter into this MSA and has taken all necessary action on its part required to authorize the execution, delivery and performance of this Agreement; (ii) it is aware of no legal, contractual or other restriction, limitation or condition that might adversely affect its ability to enter into this MSA and perform its obligations hereunder; (iii) it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated; (iv) this MSA (a) has been duly executed and delivered by a duly authorized representative of it, and (b) is the legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally; and (v) the execution, delivery and performance of this Agreement by it does not and will not (a) violate any Applicable Laws applicable to it, or (b) violate or conflict with any provision of its Articles of Incorporation or By-laws or other organizational documents.

11.2

Client’s Warranties. Client represents and warrants to SBL that as of the Effective Date of the MSA and during the Term: (a) the Product shall comply with all Applicable Laws and that, during the Term Client will comply with Applicable Law in relation to such Product and shall perform all obligations and take other necessary actions to be in compliance with such requirements, Applicable Laws, rules and regulations, including applicable cGMPs; (b) Client will comply with all Applicable Laws, and that it will keep SBL informed of any information known to Client which would affect SBL’s provision of the Service hereunder; (c) all Client Technology, Client Materials provided to SBL by or on behalf of Client will be suitable for the Manufacture of the Product; and (d) to the best of its knowledge, SBL’s use of the Client Materials, Manufacturing Process, and Client Technology related to the Service in accordance with the terms of this MSA will not infringe any third party’s Intellectual Property rights.

11.3	SBL’s Warranties. SBL represents and warrants that:

11.3.1

As of the Effective Date and during the Term, (i) SBL is the lawful owner, lessee, operator, or licensee of the Facility, equipment, machinery, as well as permissions required, to enable SBL to perform its obligations under this MSA, and (ii) to the best of SBL’s knowledge, none of the SBL Inventions or SBL Background IP infringes any third party Intellectual Property Right.

11.3.2

All Product Batches, at the time of delivery to Client’s designated carrier, shall (a) be Manufactured, packaged, handled and stored in compliance with the requirements of cGMPs (except for Engineering Batches unless otherwise agreed) and all Applicable Laws; (b) comply with the Standard Operating Procedures; and (c) be transferred free and clear of any liens, claims or encumbrances of any kind.

11.4

No Other Warranties. THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION ARE EXPRESSLY IN LIEU OF AND EXCLUDE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM AND NEGATE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED (ARISING BY OPERATION OF LAW OR OTHERWISE), INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, EVEN IF THAT PURPOSE IS KNOWN.

SECTION 12 INDEMNIFICATION

12.1

Indemnification by SBL. SBL shall indemnify and hold harmless Client, its Affiliates, and their officers, directors, employees or agents from and against any Damages arising or resulting from any third party (which shall exclude Client Affiliates) claims to the extent such Damages are relating to, arising out of, in connection with, or resulting from claims, demands, or actions based upon SBL Assignable Error, except to the extent that such Damages are caused by the causes as set forth in Section 12.2 for which Client is obliged to indemnify.

12.2

Indemnification by Client. Client shall indemnify and hold harmless SBL, its Affiliates, and their officers, directors, employees or agents from and against any Damages arising or resulting from any third party (which shall exclude SBL Affiliates) claims to the extent such Damages are relating to, arising out of, in connection with, or resulting from claims, demands or actions based upon (i) gross negligence or willful misconduct of Client or its officers, directors, employees or agents, (ii) any product liability claims related to manufacture, sale, or distribution of Products that have been accepted by Client under Section 4.12.2, or (iii) any claim that any SBL activity undertaken for the purposes of or in relation to the Services pursuant to the MSA or any PSA (including but not limited to use of the Client Materials, Manufacturing Process and Client Technology, as well as any tests, studies, experiments, or other activities undertaken at the request of, or with the consent of, Client) infringes any third party’s Intellectual Property rights; in each case (i), (ii) and (iii) except to the extent that such Damages are caused by the causes as set forth in Section 12.1 for which SBL is obliged to indemnify.

12.3

Indemnification Procedure. The foregoing indemnification by SBL or Client shall be conditioned, if and to the extent Damages are based on or related to a third party claim, upon a Party who intends to claim indemnification under Sections 12.1 and 12.2 (the “Indemnified Party”) (i) providing written notice to the other Party (“Indemnifying Party”) within twenty (20) days after the Indemnified Party have been given written notice of such third party claim, provided that absence or delay of such prior written notice will not relieve the Indemnifying Party of its obligation to indemnify except to the extent such absence or delay materially prejudices the Indemnifying Party’s ability to defend the third party claim; (ii) permitting the Indemnifying Party, upon timely notice by the Indemnified Party, the opportunity to assume full responsibility (at the Indemnifying Party’s cost and expense) for the investigation and defense of any such claim with counsel reasonably satisfactory to the Indemnified Party, provided, however, that the Indemnifying Party shall keep the Indemnified Party informed as to the progress of the defense of any claim and that the Indemnified Party shall cooperate in such defense and shall make available all records, materials and witness reasonably requested by the Indemnifying Party in connection therewith; and (iii) not settling or compromising any such claim without the Indemnifying Party’s prior written consent, with such consent not to be unreasonably denied, withheld or conditioned.

SECTION 13 DISCLAIMER OF CONSEQUENTIAL DAMAGES; LIMITATION OF LIABILITY

13.1

Disclaimer of Consequential Damages. EXCEPT WITH RESPECT TO (I) BREACHES OF SECTIONS 9 AND 10; (II) INSTANCES OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; AND/OR (III) THIRD PARTY DEATH OR BODILY INJURY CAUSED BY SBL TO CLIENT EMPLOYEES OR CONTRACTORS WHO MAY VISIT SBL SITES, NEITHER PARTY WILL BE LIABLE UNDER THIS AGREEMENT FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES OF ANY TYPE OR NATURE, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUES.

13.2

Limitation of Liability. Except with respect to Damages or allowable indirect damages arising under or in connection with a PSA arising out of (i) breaches of Sections 9 and 10; (ii) instances of gross negligence or willful misconduct (which shall not include Materials Claims, defined below); (iii) damage or destruction of Critical Raw Materials due to the gross negligence or willful misconduct of SBL (including pursuant to Section 4.11.3 above) (such claims arising under this 13.2(iii) shall be referred to herein as (“Materials Claims”); and/or (iv) third party death or bodily injury caused by SBL to Client employees or contractors who may visit SBL sites, Client agrees that

SBL’s aggregate total liability to Client in respect of any Damages or allowable indirect damages arising under or in connection with a PSA (whether in contract, tort, negligence, under indemnity or otherwise however arising) (collectively, “Ordinary Claims”) in a given calendar year shall be capped at an amount equal to [***] the amounts payable by Client to SBL in such calendar year under such PSA. Client agrees that SBL’s aggregate total liability to Client in respect of any Materials Claims arising in a given calendar year shall be capped at an amount equal to [***] of the amounts payable by Client to SBL in such calendar year under such PSA. SBL’s aggregate total liability to Client in any given calendar year for Materials Claims and Ordinary Claims combined shall not exceed [***] of the amounts payable by Client to SBL in such calendar year under such PSA.

SECTION 14 TERM AND TERMINATION OF AGREEMENT

14.1

Term. This MSA will become effective as of the Effective Date and will be in effect for as long as a PSA is in effect; provided that if the only currently effective PSA has expired and such expiry causes an unintentional expiration of this MSA, the term of the MSA shall be extended upon mutual agreement of the Parties. Each PSA will have its own initial term as stated therein and shall renew upon mutual agreement.

14.2	Termination. This MSA or a PSA may be earlier terminated as set forth in this Section 14.2.

14.2.1	By Client. Client may terminate a PSA and/or this MSA without cause on thirty (30) days prior written notice to SBL.

14.2.2

Material Breach. A Party may terminate any PSA for a material breach by the other Party; provided, however, that the non-breaching Party shall give the breaching Party written notice of such breach and if the breaching Party fails to commence Commercially Reasonable Efforts to cure that breach within thirty (30) days after receipt of such written notice, then the non-breaching Party may terminate this Agreement on thirty (30) days written notice after expiration of such thirty (30) day period. This MSA shall terminate if all effective PSAs are terminated.

14.2.3

Insolvency. This MSA may be terminated by either Party upon written notice at any time during the MSA if the other Party: (a) files in any court pursuant to any statute a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such Party, or of its assets; (b) proposes a written agreement of composition for extension of its debts; (c) is served with an involuntary petition against it, filed in any insolvency proceeding which is admitted in the court; or (d) makes an assignment for the benefit of its creditors. The Party affected shall immediately notify the other Party in writing of the occurrence of any of the foregoing events.

14.2.4	Force Majeure. Either Party may terminate a PSA if a Party is unable to perform its obligations pursuant to a PSA in the event of a Force Majeure Event in accordance with Section 16.3.

14.2.5	Other Specified Events. The Parties may additionally terminate a PSA as set forth in the applicable PSA .

14.3	Effect of Expiration or Termination.

14.3.1

Payment of Amounts Due. Expiration or termination of the MSA or PSA for any reason shall not exempt either Party from paying to the other Party any amounts owing at the time of such expiration or termination.

14.3.2

Survival. Any termination or expiration of this MSA shall not affect any outstanding obligations due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the parties may have under this MSA. For greater certainty, except as otherwise expressly provided, termination or expiration of this MSA, irrespective of the cause, shall not affect any rights or obligations which, from the context thereof, are intended to survive termination or expiration of this MSA, including but not limited to Sections 8, 9, 10, 11, 12, 13, 14, 15, and 16.

14.3.3

Effect of Termination. Upon termination of a PSA for any reason, SBL shall promptly cease and refrain from the Services described in any applicable PSA (including the Manufacturing and supplying the Product) for Client unless otherwise provided in this Section 14.3.3. SBL shall take all reasonable steps to mitigate the out-of-pocket expenses incurred in connection therewith. In particular, SBL shall use its best efforts to: (a) immediately cancel, to the greatest extent possible, any third party obligations; (b) promptly inform Client of any irrevocable commitments made in connection with any pending purchase order prior to termination; (c) promptly inform Client of the cost of any remaining unused, unreturnable Raw Materials ordered pursuant to any pending purchase order, and either deliver such materials to Client (or its designee) or properly dispose of them, as instructed by Client; and (d) perform only those services and activities mutually agreed upon by Client and SBL as being necessary or advisable in connection with the close-out of the PSA. Both Parties shall pursue decommissioning activities as set forth hereunder:

(a)	Settlement of Payment. SBL shall be compensated no later than sixty (60) days after a termination for:

(i)	all Service Fees incurred up to the date of termination including the Service Fees for completing the Manufacture of Product-in-process, subject however to Section 14.3.3(b) below;
(ii)	all costs incurred through the date of termination, including the costs of procuring Raw Materials used or purchased for use in connection with Services; and
(iii)	any unreimbursed procurement fee of additional equipment that SBL has purchased on behalf of Client pursuant to Section 4.4.

(b)

Delivery. Unless any major issue related to quality that reasonably would have a materially adverse impact on any Product Manufactured by SBL exists, upon consent of Client, SBL shall continue manufacturing Product-in-process as of the date of termination and deliver the fully manufactured Product to Client in accordance with the schedule then agreed upon by the Parties. As soon as practically possible after the termination and provided that Client has paid the invoice for such Raw Materials, SBL shall deliver to Client and Client shall accept (1) any Raw Material purchased for use in connection with Services, (2) any Client Material then in possession of SBL; provided however that the Parties may mutually agree instead to destroy or discard such Raw Material or Client Material, in which case SBL shall promptly destroy or dispose of the same without making any further use of such materials. Any costs incurred in connection with such a delivery or destruction, as the case may be, shall be borne by the Party responsible for termination in accordance with (c) and (d) below; provided that, for all other cases, the Parties shall negotiate in good faith the allocation of all such costs and expenses.

(c)

Termination by SBL pursuant to Clause 14.2.2. In the event of termination by SBL pursuant to Clauses 14.2.2, the outstanding binding obligations to purchase Product as of the date of termination shall survive termination of such PSA, including but not limited to a Firm Period, Binding Forecast, Purchase Order, and Product Purchase Commitment, and the Client shall be responsible for the costs incurred in connection with delivery or disposal of Raw Materials, Client Material, or equipment during decommissioning activities.

(d)	Termination by Client pursuant to Clause 14.1. In the event of termination of a PSA by Client pursuant to Clause 14.2.1, the Parties shall agree in such PSA what fee shall be due by Client to SBL.

(e)

Termination by Client pursuant to Clauses 14.2.2 or 14.2.3. In the event of termination by Client pursuant to Clauses 14.2.2 or Clause 14.2.3, Client shall be released from any outstanding binding obligations to purchase Product as of the date of termination including but not limited to any obligation pursuant to a Firm Period, Binding Forecast, Purchase Order, and Product Purchase Commitment, except the decommissioning activities set forth in this Section 14.3.3 of the MSA which shall be binding on both Parties.

(f)

Termination by either Party based on Clause 14.2.4. Both Parties shall negotiate in good faith and based on industry standards for the handling and delivery of the fully Manufactured Product, Product-in-process, Client Materials, and Raw Materials and the allocation of costs and expenses between the Parties.

14.3.4

Effect of Expiration. Upon expiration of a PSA at the end of the Term or any renewed Term, SBL shall cease and refrain from the Services described in any applicable PSA (including the Manufacturing and supplying the Product), and Section 14.3.3 above shall apply mutatis mutandis, and both Parties shall negotiate in good faith the allocation of related costs and expenses for such decommissioning activities.

SECTION 15 ARBITRATION

15.1

Informal Discussions. Except as otherwise provided herein, in the event of any controversy or claim arising out of or relating to this MSA, or the rights or obligations of the Parties hereunder, the Parties shall first try to settle their differences amicably between themselves through the Core Team and then JSC level. Thereafter, either Party may initiate informal dispute resolution on the Executive level by sending written notice of the dispute to the other Party, and within fifteen (15) days after such notice appropriate Executives of the Parties shall attempt resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter within the said fifteen (15) days, either Party may refer the matter by written notice to the Chief Executive Officer of the other Party, or his/her designee, and the Chief Executive Officer of such Party, for discussion and resolution. If such individuals or their designees are unable to resolve such dispute within thirty (30) days of such written notice, either Party may initiate arbitration proceedings in accordance with the provisions of this Article 15.

15.2

Arbitration. If the Parties do not fully settle a dispute pursuant to Section 15.1, and a Party wishes to pursue the matter, each such dispute, controversy or claim shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the International Chamber of Commerce (“ICC”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof to enforce the arbitration award. The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business, and within thirty (30) days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the ICC. The place of arbitration shall be New York, New York, United States and all proceedings and communications shall be in English. Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s direct compensatory damages, and in all cases, any decision or determination by the arbitrators shall comply with Article 14, as applicable. The Parties agree that, in the event of a good faith dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination.

15.3

Costs and Fees. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators. Absent the filing of an application to correct or vacate the arbitration award as permitted by Applicable Law, each Party shall fully perform and satisfy the arbitration award within fifteen (15) days after the service of the award on such Party.

SECTION 16 MISCELLANEOUS

16.1	Notices. Any notice required or permitted under the MSA shall be in writing with duly authorized signature and made to the following addresses:

If to Client:

Greenlight Biosciences, Inc.

200 Boston Avenue, Suite 1000

Medford, MA 02155

Attention: Legal Affairs

If to SBL:

Samsung Biologics Co., Ltd.

300, Songdo bio-daero, Yeonsu-gu

Incheon 21987, South Korea

Attention: SBL Legal Team

Either Party may change its designated address by notice to the other Party in the manner provided in this Section 16.1.

Any notice shall be deemed to have been delivered on the date of delivery if delivered personally, or on the third day after being delivered by a national or internationally recognized overnight or two-day courier service, or on the fifth day of posting if sent by registered or certified mail with return receipt requested and postage prepaid.

16.2

Governing Law. This MSA shall be construed and interpreted in accordance with the laws of State of New York, United States and all rights and remedies shall be governed by such laws without regard to principles of conflicts of law. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by the MSA.

16.3

Effect of Force Majeure Event. Except as set forth in this Section 16.3,the Affected Party shall be liable to the other Party for failure or delay to perform its obligation under the MSA or any applicable PSA when such failure or delay is due to Force Majeure Event.

Each Party agrees to give the other Party prompt written notice of the occurrence of any Force Majeure Event, the nature thereof, and the extent to which the affected Party will be unable fully to perform its obligations under the MSA. If a condition constituting Force Majeure Event as defined herein exists for more than one hundred eighty (180) consecutive days, the Parties shall negotiate a mutually satisfactory solution to the problem, if practicable, including termination of this MSA upon thirty (30) days written notice from the failure of reaching a mutually satisfactory solution to the Force Majeure Event, or the use of a third party to fulfill the obligations hereunder of the party invoking Force Majeure Event, at the expense of the party invoking Force Majeure Event.

16.4	Assignment.

16.4.1

This Agreement and all rights and obligations hereunder may not be Assigned or transferred by either Party, by operation of law or otherwise, without the express prior written consent of the other Party, which shall not be unreasonably withheld. Notwithstanding the foregoing, Client may, without SBL’s consent, Assign this Agreement in its entirety (a) to an Affiliate or (b) to a successor entity in the event of a merger, consolidation or change of control or (c) in connection with the transfer or sale of all or substantially all of the business or assets of the assigning party to which this Agreement relates. For clarity, withholding consent in the event of the potential assignee’s refusal to agree in writing to assume all rights and obligations under this MSA or a PSA shall not be deemed unreasonable. Any attempted Assignment in violation of this Section shall be deemed null and void for all purposes.

16.4.2

In the event of an Assignment, the Party Assigning this Agreement or all rights and obligations hereunder shall be responsible for any and all additional costs and expenses incurred as a result of such an Assignment, including but not limited to any additional Services that need to be performed by SBL.

16.5

No Grant of License. Nothing in the MSA shall affect, or grant any right to, patents, know-how or other intellectual property owned by either Party prior to the commencement of the MSA unless otherwise expressly provided in the MSA.

16.6

No Right to Use Names. Except as expressly provided herein, no right, expressed or implied, is granted by the MSA to use in any manner the name of either of the Parties or any other trade name, symbol, logo or trademark of the other Party in connection with the performance of the MSA, without the prior written consent of the other Party.

16.7

Independent Contractors. The Parties hereto are independent contractors and nothing contained in the MSA shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

16.8

Integration. This MSA constitutes the entire agreement between the Parties relating to the subject matter of the MSA and supersedes all previous oral and written communications between the Parties with respect to the subject matter of the MSA.

16.9

Decision Memo; Amendment; Waiver. A Decision Memo may be entered into by the Core Teams or JSCs with a binding effect, with it being understood that, in the event of a conflict between a Scope of Work, or Decision Memo and a later executed Decision Memo, the later executed Decision Memo shall prevail. Except as otherwise expressly provided herein, no alteration of or modification to the MSA shall be effective unless made in writing and executed by an authorized representative of both Parties. No course of dealing or failing of either Party to strictly enforce any term, right or condition of the MSA in any instance shall be construed as a general waiver or relinquishment of such term, right or condition. The observance of any provision of the MSA may be waived (either generally or any given instance and either retroactively or prospectively) only with the written consent of the Party granting such waiver.

16.10

Severability. The Parties do not intend to violate any applicable law. However, if any sentence, paragraph, clause or combination of the MSA is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of the MSA shall remain binding, provided that such deletion does not alter the basic purpose and structure of the MSA.

16.11

Construction. The Parties mutually acknowledge that they have participated in the negotiation and preparation of the MSA. Ambiguities, if any, in the MSA shall not be construed against any Party, irrespective of which Party may be deemed to have drafted the MSA or authored the ambiguous provision.

16.12

Interpretation. The captions and headings to the MSA are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of the MSA. Unless context otherwise clearly requires, whenever used in the MSA: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to the MSA; (c) all references to the word “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature. All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years. Whenever any matter hereunder requires consent or approval, such consent or approval shall not be unreasonably withheld or delayed.

16.13	Counterparts. This MSA may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed the MSA as of the date first above written.

Greenlight Biosciences, Inc.

Signature:	/s/ Andrey Zarur
Name:	Andrey Zarur
Title:	CEO

Date:	11/22/2021

SAMSUNG BIOLOGICS CO., LTD.

Signature:	/s/ John Rim
Name:	John Rim
Title:	CEO & President

Date: